Exhibit 8.1

February 2, 2022

Enterprise Diversified Inc.

1806 Summit Ave.

Suite 300

Richmond, VA 23230

Re:         Enterprise Diversified Inc.

Ladies and Gentlemen:

We have acted as United States counsel to Enterprise Diversified Inc. (the “Company”), a Delaware corporation, in connection with the Registration Statement on Form S-4, pursuant to the Securities Act of 1933, as amended (the “Securities Act”) registering: (i) 7,097,383 shares of the ENDI Corp. Class A Common Stock, par value $0.0001 per share (“ENDI Corp. Class A Common Stock”) and, 1,800,000 warrants to purchase ENDI Corp. Class A Common Stock (the “W-1 Warrants”), 250,000 warrants to purchase ENDI Corp. Class A Common Stock (the “W-2 Warrants”), and 1,800,000 shares of the ENDI Corp. Class B Common Stock, par value $0.0001 per share (“ENDI Corp. Class B Common Stock”) (collectively, the “Registered Securities”). The Registered Securities are to be issued pursuant to the Agreement and Plan of Merger, dated as of December 29, 2021 (the “Merger Agreement”) by and among the Company, ENDI Corp., CrossingBridge Advisors LLC, a Delaware limited liability company (“CrossingBridge”), Cohanzick Management LLC, a Delaware limited liability company, Zelda Merger Sub 1, Inc., a Delaware corporation and direct, wholly-owned subsidiary of the Company (“Merger Sub 1”), and Zelda Merger Sub 2, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of CrossingBridge (“Merger Sub 2”). Pursuant to the Merger Agreement, both the Company and CBA will become wholly-owned subsidiaries of the ENDI Corp.

In formulating our opinions, we have examined such documents as we have deemed appropriate, including the Registration Statement and the joint proxy statement/prospectus contained therein. We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement, and in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Registration Statement in the section entitled “Material U.S. Federal Income Tax Considerations of The Business Combination”, we hereby confirm that the opinions of Seward & Kissel LLP with respect to United States federal income tax matters expressed in the Registration Statement in the section entitled “Taxation” are our opinions and accurately state our views as to the tax matters discussed therein.

Our opinions are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect.  No opinion is expressed on any matters other than those specifically referred to above.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us in the section entitled “Taxation” in the Registration Statement, without admitting we are “experts” within the meaning of the Securities Act, or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours, /s/ Seward & Kissel LLP

SWEARD & KISSEL LLP ONE BATTERY PLAZA NEW YORK, NEW YORK 10004 TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM 901 K STREET, NW WASHINGTON, DC 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184